EXHIBIT 10.21

November 14, 2005

Mike Love
4310 NW 97th Avenue
Sunrise, FL   33351

Dear Mike:

National Coal Corp., a Florida corporation, and National Coal Corporation, a Tennessee corporation, (collectively the "Company") is pleased to offer you employment on the following terms:

1. Position. You will serve in a full-time capacity as Senior Vice President, Chief Financial Officer of the Company. Additionally, you will be appointed as a member of the Company's Board of Directors to fill the vacancy caused by Mark Oldham's resignation from the Board. You will report to the Chief Executive Officer of the Company, subject to the following: Any decision to terminate your employment with the Company must be made by a majority of the directors then serving on the Audit Committee of the Board of Directors; and your duties and responsibilities to the Company shall be established by, and may only be changed by, a majority of the directors then serving on the Audit Committee of the Board of Directors, which duties and responsibilities shall be those which are typical of the chief financial officer of a public reporting company of the Company's size,
     including  the   establishment  of  appropriate   financial   controls  and
     procedures, obtaining an annual third party audit of or report on the Company's coal reserves in accordance with industry standards, and otherwise shall be established and/or changed only after consultation with you. By signing this letter agreement, you represent and warrant to the Company you are under no contractual commitments inconsistent with your obligations to the Company.

2. Salary. You will be paid a salary at the annual rate of $275,000, payable in accordance with the Company's standard payroll practices for salaried employees. Your pay will be subject to adjustment pursuant to the Company's employee compensation policies in effect from time to time.

3. Stock Options. Subject to the approval of the Board or the Compensation Committee, you will be granted an option to purchase 100,000 shares of the Company's Common Stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted or on your first day of employment, whichever is later. The option will be subject to the terms and conditions applicable to options granted under the Company's 2004 Option Plan, as described in the Plan and the applicable stock option agreement. You will vest in 25% of the option shares on each of January 1, 2006, January 1, 2006, January 1, 2008 and January 1, 2009, as described in the applicable stock option agreement. Additionally, the option you will accelerate and vest in their entirety upon a Change of Control or upon termination of your employment without "cause." "Change of Control" shall be defined in the 2004 Option Plan plus the following additional circumstances: (i) the acquisition by a single entity or person, other


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     than an existing  stockholder of the Company that holds at least 40% of the
     Company's voting securities on the date hereof, of at least 40% of the Company's voting securities, or (ii) greater than 50% turnover of the Board in situations where the new Board members weren't approved or nominated by the previous Board members.

4. Period of Employment. Your employment with the Company will be "at will," meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause (subject to Section 5 hereof). Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits may change from time to time (but in each case only with your written consent), as well as the Company's personnel policies and procedures which also may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

5. Severance Pay. You will be entitled to one year's severance pay upon the occurrence of any of the following: (a) termination of your employment by the Company without "cause" at any time prior to January 1, 2009; (b) a Change of Control (as defined above) within one year of your acceptance of employment with the Company; and (c) termination of your employment by you with "good reason" at any time prior to January 1, 2009. What constitutes termination for "cause" and "good reason" shall be defined in your definitive employment agreement; provided that the definition of "good reason" shall include a demotion, a change in your direct report or the relocation of your principal office to a location more than 45 miles from the city of Knoxville, Tennessee. Payment to you of any Severance Pay shall be conditional upon your and the Company's delivery of a full mutual release of claims, known and unknown, that one may have against the other in form reasonably acceptable to the Company (and to be attached to your full employment agreement).

6.   Other Benefits. You will be entitled to the following benefits:

     o    Insurance benefits provided to all corporate employees

     o    Company Vehicle

     o    Cellular phone

     o    Signing bonus of $10,000

     o Relocation stipend in an amount to be agreed for you to move your family from Sunrise, Florida to Knoxville, Tennessee (which stipend shall not include real estate commissions related to the sale of your home)

     o A travel stipend in an amount to be agreed for you to travel between Sunrise, Florida and Knoxville, Tennessee for your travel between the present and June 30, 2005

     o The company will maintain directors and officers liability insurance with coverage of no less than $10 million at all times that you remain an officer and director of the Company.

7. Finance Staff. In your position as Chief Financial Officer, you will have the right to select individuals that comprise your finance staff, subject to budgets and other parameters established by the Audit Committee of the Board. Subject to approval by the Audit Committee of the Board, which approval shall not be unreasonably withheld you are authorized to make the hire of the Controller position.

8. Outside Activities. While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company.

9. Withholding Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

10. Entire Agreement; Definitive Agreement. This letter contains all of the terms of your employment with the Company and supersedes any prior understandings or agreement, whether oral or written, between you and Company. The Company shall work with you in good faith to enter into a long-form employment agreement with you on the terms set forth herein.

11. Amendment and Governing Law. This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this letter agreement and resolution of any disputes will be governed by Tennessee Law.

     We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter and returning it to me. This offer, if not accepted, will expire at the close of business on Monday, November 14, 2005.

     We look forward to having you join us on November 14, 2005.

     Very truly yours,

     National Coal Corp.

     /s/ Jon E. Nix
     ---------------------------------------
         Jon E. Nix, Chief Executive Officer